EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

BioPharma Manufacturing Solutions, Inc.

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 5 to Form S-1/A of our report dated March 31, 2014, relating to our audits of the balance sheets of BioPharma Manufacturing Solutions, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity, and cash flows for each of the years then ended. Our report dated March 31, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 5 to Form S-1/A of our report dated December 15, 2012, relating to our audits of the carveout balance sheets as of December 31, 2011 and October 10, 2012, and the income statement, statements of equity and statements of cash flows of BioPharmaceutical Process Engineering and Consulting Services (the "Company") for the year ended December 31, 2011 and for the period from January 1, 2012 through October 10, 2012.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 13, 2014